Exhibit 99.1

News Release
Contact: Steven D. Jennerjohn
               (920)-743-5551
Source: Baylake Corp.

Baylake Corp. Reports Financial Results for the Quarter and Year ended December 31, 2004

Sturgeon Bay, Wisconsin —(PR Newswire)—February 18, 2005

     Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.0 billion in assets, reported net income of $10.8 million or $1.41 basic earnings per share for the twelve months ended December 31, 2004, as compared to $8.0 million or $1.06 per share for the twelve months ended December 31, 2003. The increase in net income was primarily due to increased net interest income and a reduction in the provision for loan loss. These increases were partially offset by a decrease in non-interest income, an increase in non-interest expense and an increase in income tax expense. Net income was $3.2 million for the three months ended December 31, 2004, an increase of $1.2 million, or 58.7%, for the same period in the prior year.

     Diluted earnings per share were $1.40 for 2004 compared to $1.04 a year earlier, and $0.41 for the fourth quarter of 2004, as compared to $0.26 for the same period in 2003. Return on assets (ROA) and return on equity (ROE) increased for 2004, to 1.07% and 14.88%, respectively, from 0.87% and 11.86%, respectively, from the same period one year ago. For the quarter ended December 31, 2004, ROA and ROE were 1.24% and 16.99%, respectively, compared to 0.85% and 11.92%, respectively, for the same period one year ago.

     For the year ended December 31, 2004, net interest income increased $4.9 million to $34.0 million when compared to the year ended December 31, 2003 due primarily to an increase in net interest margin of 20 basis points for the period in addition to an increase in average interest-earning assets of $83.4 million. Net interest income for the three months ended December 31, 2004 was $9.0 million compared to $7.7 million for the same period a year earlier. Net interest income increased for the quarter as a result of an increase in net interest margin of 24 basis points to 3.89% in addition to an increase in average earning assets of $79.5 million.

     Net interest margin for the year ended December 31, 2004 increased to 3.75% from 3.55% a year earlier as interest-bearing liabilities re-priced 46 basis points lower compared to a decrease of 21 basis points in interest-earning assets. The increase in average interest-earning assets was primarily attributable to growth in loan and investment portfolios during the period and contributed to the increase in net interest margin for the period. In addition, interest spread increased to 3.52% for the year ended December 31, 2004 compared to 3.27% for the same period in 2003.

     The provision for loan losses in 2004 decreased in both the twelve-month and three-month periods as compared to 2003. See below for further discussion.

     Non-interest income was $9.6 million for 2004, a decrease of $1.1 million when compared to the same period last year. Non-interest income for the three months ended December 31, 2004 increased $267,000 to $2.5 million. The decrease in the twelve-month period was primarily attributable to: reduced gain on sales of loans totaling $932,000; a decrease in loan servicing fees of $536,000; and the effect of a gain on sale of subsidiary sold in 2003 totaling $538,000. Those decreases for the year were partially offset by the effect of a gain on sale of bank land in the second quarter of 2004 totaling $482,000 and increases in fees for other services to customers of $556,000. The gain on sale of bank land was located in the Green Bay market and occurred as a result of a purchase of 19.2 acres by the Department of Transportation to facilitate its highway expansion efforts. We do not expect the sale to substantially affect the operations at that location. The increase in fees for other services to customers was due, in part, to the implementation of an overdraft protection plan in the third quarter of 2004. Non-interest income for the quarter ended December 31, 2004 increased, primarily due to an increase in fees for other services to customers of $435,000.

     For the twelve months ended December 31, 2004, non-interest expense increased $2.5 million over the same period last year. Personnel and benefit expense increased approximately $1.1 million due to additional staffing and normal salary increases as well as an increase in bonus expense. Expenses on other real estate owned increased $221,000, the result of increased holding costs relative to these properties during the twelve months ended December 31, 2004. Other operating expense increased $1.1 million for the twelve months ended December 31, 2004 as a result of an increase in other insurance expense and audit and legal expense. For the three months ended December 31, 2004, non-interest expense increased $1.5 million from the three months ended December 31, 2003 to $7.0 million. Personnel and benefit expense increased $498,000 as a result of additional staffing, benefit and bonus expense. Other occupancy and equipment expense increased $161,000, the result of an increase in depreciation expense. Other operating expense increased $730,000 as a result of an increase in charitable contribution expense and an increase in audit and legal expense, primarily the result of increased costs related to SEC compliance.

     Income tax expense increased $2.6 million for the twelve months and $1.4 million for the three months ended December 31, 2004 when compared to the same period last year, both the result of increased taxable income.

     Total assets for Baylake Corp. increased 7.4% during 2004 to $1.0 billion at December 31, 2004 when compared to total assets of $975.2 million at December 31, 2003. Total loans increased 6.1% during 2004 to $758.6 million at December 31, 2004, while deposits during the period increased 7.8% to $844.5 million. Total shareholders’ equity increased 9.4% for 2004 to $76.2 million at December 31, 2004 as compared with $69.6 million at December 31, 2003.

     Baylake Corp. recorded provisions for loan losses totaling $1.6 million during 2004, as compared to $5.6 million for the same period in 2003. The provision for loan losses was $30,000 in the fourth quarter of 2004, as compared to $2.5 million in 2003. The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan losses which takes into account various factors including specific credit allocations for individual loans, historical loss experience for category of loans, consideration of concentrations and changes in portfolio volume, and other qualitative factors. For the quarter ended December 31, 2004, this calculation also took into account improvements in the performance of several non-performing loans during the period. The allowance for loan losses decreased $1.7 million to $10.4 million during the twelve months ended December 31, 2004, reflecting the reduced provision and charge-offs during the period. During the twelve months ended December 31, 2004, Baylake Corp. had net loan charge-offs totaling $3.3 million. The ratio of allowance for loan losses to total loans was 1.38% at December 31, 2004, as compared to 1.70% at December 31, 2003. Non-performing loans totaled $12.5 million and $16.2 million at December 31, 2004 and December 31, 2003, respectively. The decrease in non-performing loans during the twelve months ended December 31, 2004 was due, in part, to a transfer, as a result of foreclosure, of approximately $3.4 million in loans to other real estate owned during 2004, in addition to a decrease in the dollar amount of non-accrual loans. The ratio of allowance for loan losses to non-performing loans was 83.9% and 75.0% at December 31, 2004 and December 31, 2003, respectively.

     Foreclosed assets, net, at December 31, 2004 increased $301,000 from December 31, 2003 primarily as the result of foreclosing five commercial real estate properties during the period. Increases in other real estate owned properties amounting to $3.4 million, the result of transfers from non-performing loans, were offset by $2.9 million in sales of these properties in 2004.

     Baylake Corp. believes the balance of the allowance for loan loss is presently sufficient to absorb probable incurred losses at December 31, 2004. However, future adjustments to the allowance for loan losses may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.

     Capital resources for the twelve-month period ended December 31, 2004 improved by $6.6 million. Baylake Corp. anticipates that it has resources available to meet its commitments. At December 31, 2004, Baylake Corp. had $60.4 million of established lines of credit with nonaffiliated banks. There were no outstanding borrowings at December 31, 2004.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through

Baylake Bank, the Company provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

     This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2004 and Form 10-K for the year ended December 31, 2003, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

     Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries
SUMMARY FINANCIAL DATA

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. This summary financial data is unaudited. In the opinion of Baylake management, the selected consolidated financial and other data at December 31, 2004 and at and for the three and twelve months ended December 31, 2004 reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

	At	At
	December 31,	December 31,
	2004	2003
	(dollars in thousands)	(dollars in thousands)
Selected Financial Condition Data (at end of period):
Total assets	$1,047,708	$975,238
Securities(1)	197,392	176,815
Federal funds sold	5,445	0
Total loans	758,577	715,187
Total deposits	844,541	783,292
Borrowings(2)	101,476	98,451
Notes payable and subordinated debt	0	53
Junior subordinated debentures issued to unconsolidated subsidiary	16,598	16,598
Total shareholders’ equity	76,205	69,628
Non-performing loans, net of discount(3)(4)	12,451	16,222
Non-performing assets, net of discount(3)(4)	15,023	18,493

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	As of and for the		As of and for the
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
	(dollars in thousands, except per share data)
Selected Income Data:
Total interest income	$13,510	$11,761	$50,362	$47,474
Total interest expense	4,496	4,070	16,407	18,466

Net interest income	9,014	7,691	33,955	29,008
Provision for loan losses	30	2,513	1,599	5,650

Net interest income after provision for loan losses	8,984	5,178	32,356	23,358
Total non-interest income	2,515	2,248	9,588	10,691
Total non-interest expense	7,032	5,540	26,491	24,032

Income before income tax	4,467	1,886	15,453	10,017
Income tax provision	1,257	(137)	4,680	2,060

Net income	$3,210	$2,023	$10,773	$7,957

Per Share Data:
Net income per share (basic)(5)	$0.42	$0.27	$1.41	$1.06
Net income per share (diluted)(5)	0.41	0.26	1.40	1.04
Cash dividends per common share	0.15	0.14	0.57	0.53
Book value per share	9.91	9.16	9.91	9.16

Performance Ratios:(6)
Return on average total assets	1.24%	0.85%	1.07%	0.87%
Return on average total shareholders’ equity	16.99	11.92	14.88	11.86
Net interest margin(7)	3.89	3.65	3.75	3.55
Net interest spread(7)	3.60	3.40	3.52	3.27
Non-interest income to average assets	0.97	0.95	0.95	1.17
Non-interest expense to average assets	2.71	2.33	2.63	2.62
Net overhead ratio(8)	1.74	1.39	1.68	1.46
Efficiency ratio(9)	59.59	54.12	59.34	58.70
Average loan-to-average deposit ratio	92.59	92.29	93.62	93.01
Average interest-earning assets to average interest-bearing liabilities	114.25	114.50	113.52	113.11

Asset Quality Ratios:(3)(4)(6)
Non-performing loans to total loans	1.64%	2.27%	1.64%	2.27%
Allowance for loan losses to:
Total loans	1.38	1.70	1.38	1.70
Non-performing loans	83.89	74.95	83.89	74.95

Net charge-offs to average loans	1.34	1.70	0.45	0.70
Non-performing assets to total assets	1.43	1.90	1.43	1.90

Capital Ratios:(6)(10)
Shareholders’ equity to assets	7.27%	7.14%	7.27%	7.14%
Tier 1 risk-based capital	9.83	9.52	9.83	9.52
Total risk-based capital	11.03	10.78	11.03	10.78
Leverage ratio	8.33	8.38	8.33	8.38

Other Data at End of Period:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	27	26	27	26
Number of full-time equivalent employees	308	302	308	302

(1)	Includes securities classified as available for sale.

(2)	Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3)	Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest and restructured loans. Non-performing assets consist of non-performing loans and other real estate owned.

(4)	The decrease in non-performing assets during the twelve months ended December 31, 2004 was due, in part, to a decrease in non-accrual loans as a result of paydowns and performance of those loans and $3.4 million of non-performing loans transferred to other real estate, as a result of foreclosure.

(5)	Earnings per share are based on the weighted average number of shares outstanding for the period.

(6)	With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8)	Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(9)	Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding investment securities gains, net.

(10)	The capital ratios are presented on a consolidated basis.